UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant   ☐

Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☒          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
(Name of Registrant as Specified in Its Charter)

GAMCO ASSET MANAGEMENT INC. MARIO J. GABELLI MATTHEW GOLDFARB F. JACK LIEBAU, JR. RYAN J. MORRIS
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒          No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

☐           Fee paid previously with preliminary materials:

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount previously paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date Filed:

GAMCO Asset Management Inc., together with the other participants named herein (collectively, “GAMCO”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and an accompanying BLUE proxy card to be used to solicit votes for the election of GAMCO’s slate of three highly-qualified director nominees to the Board of Directors of Superior Industries International, Inc., a Delaware corporation (the “Company”), at the Company’s upcoming 2016 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On April 7, 2016, GAMCO sent the following letter to stockholders of the Company:

April 7, 2016

Dear Fellow Stockholders:

On March 29, 2016 GAMCO Asset Management Inc. (“GAMCO”), beneficial owner of 12% of the outstanding stock of Superior Industries International, Inc. (“Superior” or the “Company”) (NYSE:SUP), filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies to elect Matthew Goldfarb, F. Jack Liebau, Jr. and Ryan J. Morris to the Board of Directors (the “Board”) at the Company’s 2016 Annual Meeting of Stockholders.  The 2016 Annual Meeting is scheduled to be held on April 26, 2016 in Detroit, Michigan.

GAMCO is truly a long-term investor whose clients have owned shares of Superior stock for decades.  GAMCO firmly believes shareowner representatives are needed in Superior’s boardroom to ensure that the Board acts in the best interests of all shareholders, particularly regarding the allocation of capital.

GAMCO urges all Superior shareholders to vote the BLUE proxy card to elect its three highly-qualified, experienced, independent nominees, who understand the drivers of shareholder value, have the experience to properly allocate capital and realize the importance of asking the analytical questions of Superior’s management.

NOW IS THE TIME FOR CHANGE AT SUPERIOR

GAMCO Highlights Its Own History As Reason To Support Our Candidates

GAMCO traces its roots to automotive equity research in 1967 and has followed Superior for almost as long. Of note is that Gabelli & Company will be hosting its 40th annual institutional research Automotive Aftermarket Symposium this October.  As a firm, we have seen the positive effects that a strong independent Board of Directors with a unique understanding of shareholder value creation can have on a company. With three decades of well publicized and recorded investment in the automotive industry, GAMCO submits that this expertise makes it uniquely positioned and qualified to evaluate board candidates who share similar views on shareholder value creation.

We Believe the Board Needs More Than Reactive Changes to Realize the Full Value of the Company’s Assets

GAMCO believes its focus on capital allocation at Superior, beginning with the 2013 proxy contest, has been the catalyst for changes at the Company, including the hiring of Don Stebbins as CEO. While we are pleased that our previous election contest and the constructive criticism we provided in its course have driven change at Superior, we firmly believe that shareholder oversight is necessary to ensure the Board acts as responsible stewards of shareholder capital.

Superior Stockholders Continue To Suffer Under Prolonged Underperformance Despite the Company’s Attempts to Obfuscate the Issues

Superior’s cumulative total return to shareholders (stock price appreciation plus dividends) during the previous five years has significantly underperformed the Russel 2000 and the Company’s selected “Proxy Peers,” as reflected in the below chart from the Company’s own Annual Report.

Source: Superior Industries International, Inc. 2015 Form 10-K, as filed with the SEC on March 11, 2016.

Superior’s Board of Directors Has Deliberately Chosen a Peer Group That Confuses Stockholders In Order To Give the Appearance of Relatively Better Returns

Slide 9 of Superior’s Investor Presentation (filed with the SEC on April 1, 2016) further emphasizes GAMCO’s argument that Superior’s Board does not understand shareholder value. The chart is meant to show total shareholder return during the 11 months in which Don Stebbins has been in office as CEO, however, it uses a cherry-picked basket of companies that are totally unrelated to Superior as a peer group (many of which are not in the auto industry at all).  By GAMCO’s count, only 5 of the 14 peer group companies actually manufacture products in markets in which Superior competes. Further, many of these so-called “peers” operate in end markets that have been significantly more challenged than the “best of times” environment enjoyed by Superior in North American automotive production.

We are Concerned with the Board’s Lack of Sufficient Stock Ownership

The seven independent members of the Board collectively own a de minimis percentage of the outstanding shares of Superior, totaling less than 1%.  In contrast, GAMCO, on behalf of its clients, and its affiliates collectively own (as of March 29, 2016) 3,048,002 shares of Superior, or approximately 12.08% of the outstanding stock of Superior. We are concerned that this lack of meaningful investment in Superior stock by its Directors fails to adequately align the interests of the Directors and Superior’s stockholders.

In Its Recent Letter to Stockholders, Superior Is Wrong in its Characterization of the Qualifications of GAMCO’s Nominees – Let GAMCO Set the Record Straight

In its April 4th letter to shareholders, Superior claims that Matt Goldfarb “has never been involved with a company in the automotive parts industry.”  The letter then states that GAMCO nominee Jack Liebau’s “only relevant experience includes serving as a Board Member of The Pep Boys – Manny, Moe & Jack.”  Superior’s statements are either intentionally false or a result of poor research, either of which should give stockholders great concerns. Messrs. Goldfarb and Liebau BOTH served on the Pep Boys board, which was recently sold to Icahn Enterprises - after a spirited bidding war with Bridgestone. Shareholders were very well served with significant price appreciation after our nominees joined the board.

In addition to his prior service on the Pep Boys board, Mr. Liebau also currently serves on the board of NYSE-listed Myers Industries, Inc. (he joined the board last April and will become its Chairman at this year’s annual meeting later this month).  Myers is the largest wholesale tire repair and retread supply distributor in the United States, and owns the following distribution brands: Myers Tire Supply, Myers Tires Supply International, and Patch Rubber Co.

Mr. Morris oversaw HearUSA, Inc. during its sale, which earned shareholders a nearly 200% premium for their shares.

GAMCO’s nominees are highly-qualified and have a track record of creating positive value for shareholders.

GAMCO’s nominees would undoubtedly bring a fresh perspective and a much-needed focus on capital allocation and long-term shareholder value.

GAMCO’S THREE NOMINEES HAVE THE EXPERIENCE, QUALIFICATIONS AND OBJECTIVITY NEEDED TO FULLY EXPLORE AVAILABLE OPPORTUNITIES TO ENHANCE VALUE FOR STOCKHOLDERS

GAMCO’s Nominees:

Matthew Goldfarb, age 44, has served as Chief Restructuring Officer and Acting Chief Executive Officer of Cline Mining Corporation, a Canadian mining company whose primary asset is the New Elk coking coal mine in southern Colorado, since December 2013.  Mr. Goldfarb served as Chief Executive Officer of Xinergy Ltd. (formerly TSX:XRG), a Central Appalachian coal producer, having previously served as its Vice Chairman and lead independent director since its IPO in December 2009 through November 2013.  From January 2009 until January 2010, Mr. Goldfarb managed a leveraged loan trading business at Pali Capital, Inc., a boutique investment banking firm.  Previously, Mr. Goldfarb was a Director and Senior Investment Analyst of GSO Capital Partners, an alternative asset management firm acquired by The Blackstone Group L.P. (NYSE:BX), from January 2007 until December 2008 and a Director and Senior Investment Analyst at Pirate Capital LLC, an event-driven hedge fund, from January 2005 until September 2006.  Prior to that, Mr. Goldfarb was with Icahn Associates Corp. (“Icahn”) for approximately five years and prior to joining Icahn, was associated with the law firm of Schulte Roth & Zabel LLP.  Mr. Goldfarb has served as a director of Sevcon, Inc. (NASDAQ:SEV), a leading electrical engineering company, since February 2016, Midway Gold Corporation (OTCMKTS:MDWCQ), an emerging gold producer, since January 2016.  Mr. Goldfarb has served on the boards of directors of The Pep Boys – Manny, Moe & Jack (formerly NYSE:PBY), a full-service and tire automotive aftermarket chain, from July 2015 to February 2016, Huntingdon Capital Corp. (formerly TSX:HNT), an owner and operator of affordable business premises in markets across Canada, from June 2013 to November 2014, Fisher Communications, Inc. (formerly NASDAQ:FSCI), a media company, from May 2011 to August 2013, CKE Restaurants, Inc. (formerly NYSE:CKR), the parent company of the Carl’s Jr., Hardee’s, Green Burrito, and Red Burrito restaurant chains, from 2006 to 2010, and James River Coal Company (OTCMKTS:JRCCQ), a coal producer, from August 2006 to October 2006. Mr. Goldfarb graduated from the University of Wisconsin, with a Bachelor of Arts in Economics, and received a J.D. from Fordham University School of Law.

F. Jack Liebau, Jr., age 52, has served on the Board of Directors of Myers Industries, Inc. (NYSE:MYE) (“Myers”) since April 2015, and upon his reelection at Myers’ 2016 annual meeting of shareholders, will serve as Chairman.  Mr. Liebau served on the Board of Directors of The Pep Boys – Manny, Moe & Jack (formerly NYSE:PBY), a full-service and tire automotive aftermarket chain, from July 2015 through the completion of the company’s acquisition by Icahn Enterprises L.P. in February 2016.  From July 2013 to February 2015, Mr. Liebau served as President and Chief Executive Officer of Roundwood Asset Management, a subsidiary of Alleghany Corporation (NYSE:Y)(“Alleghany”) that managed public equities for Alleghany’s insurance companies.  Mr. Liebau served as a director of Media General, Inc. (NYSE:MEG), a media company, from 2008 to 2009, and Herley Industries, Inc. (formerly NASDAQ:HRLY), an American company that specializes in supplying microwave and millimeter wave products to the defense and aerospace industries, from 2010 until the company was acquired by Kratos Defense & Security Solutions, Inc. (NASDAQ:KTOS) in April 2011. Mr. Liebau has been in the investment management industry for thirty years. From September 2011 to July 2013, he served as a partner and portfolio manager at Davis Funds.  From September 2003 to September 2011, he served as the founder of Liebau Asset Management Company (“Liebau Asset”), which managed money for individuals, foundations, and corporations. From 1986 to 2003, Mr. Liebau was with Primecap Management Company, where he was a partner and portfolio manager.  Mr. Liebau began his career in 1984 as a research analyst with The Capital Group. Mr. Liebau is a graduate of Phillips Academy, Andover, and received his A.B. in Economics (with honors) from Stanford University.

Ryan J. Morris, age 31, is the President of Meson Capital Partners LLC ("Meson LLC"), a San Francisco-based investment partnership, which he founded in February 2009. Mr. Morris currently serves on the board of InfuSystem Holdings, Inc., (NYSEMKT:INFU), since April 2012, and also served as its Executive Chairman, from April 2012 to May 2015. Mr. Morris served as a director of Lucas Energy, Inc. (NYSEMKT:LEI) from October 2012 to October 2014. Mr. Morris served as Chairman of the Board of Lucas Energy, Inc. from December 2012 through November 2013.  Mr. Morris has served as a director of Sevcon, Inc. (NASDAQ:SEV) since December 2013. From June 2011 through July 2012, Mr. Morris served as a member of the equity committee responsible for maximizing value to the stockholders of HearUSA, Inc.  Prior to founding Meson LLC, in July 2008 he co-founded and was Chief Executive Officer of VideoNote LLC, a small and profitable educational software company with customers including Cornell University and The World Bank. Mr. Morris has a Bachelor's of Science and Masters of Engineering degree in Operations Research & Information Engineering from Cornell University.  Mr. Morris is a Chartered Financial Analyst and is a member of YPO and the Guardsmen in San Francisco.

SUPPORT GAMCO’S HIGHLY QUALIFIED, EXPERIENCED, INDEPENDENT NOMINEES BY VOTING THE BLUE PROXY CARD TODAY